Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION
OF KEY TECHNOLOGY, INC.

(As of May 6, 2008)

ARTICLE I

The name of this Corporation is KEY TECHNOLOGY, INC. and its duration shall be perpetual.

ARTICLE II

1.           The Corporation shall have authority to issue 50,000,000 shares of stock in the aggregate.  Such shares shall be divided into two classes as follows:

(a)	45,000,000 shares of common stock, no par value (the "Common Stock");

(b)	5,000,000 shares of series preferred stock, no par value (the "Series Preferred").

The Series Preferred may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issue of any shares thereof, by some distinguishing letter, number or title.  All shares of the same series of Series Preferred shall be identical in every particular and, except as otherwise stated with respect to the particular preferences, limitations and relative rights in the resolution or resolutions creating any series, identical with respect to other series within the same class.  The designation and terms of each particular series of Series Preferred shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issue of such stock before any shares of such series are issued.

The Board of Directors may from time to time increase the number of shares of any series of Series Preferred already created by providing that any unissued shares of Series Preferred shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Series Preferred already created by providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof.  The Board of Directors is further empowered to classify or reclassify any unissued Series Preferred by fixing or altering the terms thereof and by assigning all or any portion thereof to an existing or newly created series from time to time before the issuance of such stock.

2.	Series A Junior Participating Preferred Stock.

Section 1.                      Designation, Amount and Par Value.

The shares of such series shall be designated as "Series A Junior

Participating Preferred Stock" and the number of shares constituting such series shall be 15,000.  Such series is hereinafter referred to as the "Series A Preferred Stock."  The Series A Preferred Stock shall have no par value.

Section 2.                      Dividends and Distributions.

(A)           The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time after May 4, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series A Preferred stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.                      Voting Rights.

The holders of shares of Series A Preferred stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes (and each 1/1,000 of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the Corporation.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)           (i)           If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors in addition to any number of directors that the holders of any series of Preferred Stock may otherwise be entitled to elect.

(ii)           During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of 10 percent in number of shares of Preferred Stock outstanding shall be present at the meeting in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii)           Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10 percent of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, President, a Vice President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to the holder at the holder's last address appearing on the books of the Corporation.  Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10 percent of the total number of shares of Preferred Stock outstanding.  Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 50 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)           In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may, except as provided in paragraph (C)(ii) of this Section 3, be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant.  References in this paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies, as provided in clause (y) of the foregoing sentence.

(v)           Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in these Restated Articles of Incorporation or the Restated Bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in these Restated Articles of Incorporation or the Restated Bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D)           Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                      Certain Restrictions.

(A)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends on, make any other  distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on or make any other   distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                      Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein in these Restated Articles of Incorporation.

Section 6.                      Liquidation, Dissolution or Winding Up.

(A)           Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to:

(i)           the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (a) $0.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock; or

(ii)           the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(B)           In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide, combine or consolidate the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or smaller number of shares, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock are entitled under clause (i)(b) of Section 6(A) hereof shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.                      Consolidation, Merger, Etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.                      No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.  Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law or these Restated Articles of Incorporation.

Section 9.                      Rank.

Unless otherwise provided in these Restated Articles of Incorporation or an amendment thereof relating to a subsequent series of Preferred Stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the Corporation.

Section 10.                                Amendment.

These Restated Articles of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11.                                Fractional Shares.

Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

ARTICLE III

1.           The number of directors of the Corporation shall be fixed as provided by the Restated Bylaws and may be changed from time to time by amending the Restated Bylaws, as therein provided, but the number of directors shall be not less than three.  The Board of Directors is authorized to increase the number of persons to comprise the Board of Directors in any period between annual shareholder meetings by the affirmative vote of a majority of the directors.  In the event the Board of Directors is divided into classes, such additional director or directors shall be allocated by the Board of Directors among the three classes of directors so as to maintain equal classes to the extent possible.  Without the unanimous consent of the existing Board of Directors, no more than two additional directors shall be added to the Board of Directors within any 12-month period.  Without the unanimous consent of the Board of Directors, no person who is affiliated as an owner, director, officer or employee of a company or business deemed by the Board of Directors to be competitive with that of the Corporation shall be eligible to serve on the Board of Directors of the Corporation.

2.           At any time when the Board of Directors shall consist of six or more members, in lieu of electing the entire number of directors annually, the Board of Directors of the Corporation shall be divided into three classes.  The method of classification shall be to assign the longest terms to those directors with the most seniority as directors.  In the event there are more directors with identical seniority than there are class positions to be filled, the initial designation of classification shall be made by the director then serving as Chairman of the Board.  The classes shall be Class 1, Class 2 and Class 3.  The term of office of directors of Class 1 shall expire at the first annual meeting of shareholders after their election, that of Class 2 shall expire at the second annual meeting after their election, and that of Class 3 shall expire at the third annual meeting after their election.  When classification of directors is in effect, at each annual meeting of shareholders the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.  No classification of directors shall be effective in the event the authorized number of members of the Board is reduced to fewer than six.

3.           If the Board of Directors is divided into classes and in the event of any increase or decrease in the authorized number of directors, then (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or upon his earlier resignation, removal from office or death; (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be allocated by the Board of Directors among the three classes of directors so as to maintain equal classes to the extent possible; and (iii) in the event such decrease in the authorized number of directors makes the total number of directors less than six, then the Board of Directors shall become declassified and the directors remaining in office shall continue their terms until the next annual meeting of shareholders, at which time all of said remaining directors shall be re-elected to one-year terms or until their successors are duly elected and qualified.

ARTICLE IV

1.            The affirmative vote of the holders of not less than 75 percent of all outstanding Common Stock, voting as one class, shall be required for the approval or authorization of any "business combination" (as hereinafter defined) with any person or entity which, as of the record date for the determination of the shareholders entitled to notice of and to vote upon such matter, is the beneficial owner of 5 percent or more of the outstanding Common Stock of the Corporation (hereinafter a "Major Shareholder").  Any such 75 percent vote in order to constitute due and valid authorization under this Article must include not less than 51 percent of the Common Stock held by persons other than the Major Shareholder.

2.            For purposes of this Article, the term "business combination" shall mean:

(a)	any merger or consolidation (whether in a single transaction or a series of related transactions) of the Corporation or any subsidiary of the Corporation with or into any Major Shareholder; or

(b)
the sale, exchange, shareholder distribution, pledge, mortgage (or use of other security device to create a lien upon) or lease of all or substantially all of the assets of the Corporation or a subsidiary to any Major Shareholder, or the purchase, exchange, lease or other acquisition by the Corporation or any of its subsidiaries of all or substantially all of the assets of a Major Shareholder, in either case in a single transaction or a series of related transactions; or

(c)
the issuance of securities of the Corporation (or warrants, options or other rights to purchase the same) to, the reclassification or recapitalization of the securities of the Corporation owned by, or the exchange of securities of the Corporation with a Major Shareholder; or

(d)
any other transaction with a Major Shareholder for which approval of the shareholders of this Corporation is required by law or by any agreement between the Corporation and any national securities exchange or rule of any such exchange or NASDAQ; or

(e)	any contact or agreement providing for any of the foregoing.

3.           For purposes of this Article, the term "person" or "entity" shall mean:

(a)	any individual, corporation, partnership or other person;

(b)	any other party which is an "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on October 1, 1987), or any person or entity described in subparagraph 3(a) above;

(c)
any other party with which any person or entity described in subparagraph 3(a) above or any of its affiliates or associates have any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of the Corporation; and

(d)
the predecessors, successors or assigns of any entity described in subparagraphs 3(a), (b) or (c) above in any transaction or series of transactions not involving a public offering of the shares of the Corporation within the meaning of the Securities Act of 1933.

4.           The super-majority voting requirements of this Article shall not be applicable to any business combination either (i) approved by resolution of the Board of Directors prior to the time that the Major Shareholder became such, provided that the resolution received the affirmative vote of a majority of the Continuing Directors, or(ii) solely between the Corporation and any other corporation or entity in which 50 percent or more of the voting stock or interest is owned by the Corporation, if the shareholders of the Corporation retain their proportionate voting and equity interests in the surviving entity.  The term "Continuing Director" for purposes of this Article shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that any person or entity with whom a business combination is to be consummated became a Major Shareholder, or a director designated (before his initial election as a director) as a Continuing Director by a two-thirds vote of the then Continuing Directors.  All references to a vote of the Continuing Directors shall mean a vote of the total number of Continuing Directors of the Corporation.

5.           Beneficial ownership for purposes of this Article shall be deemed to include all shares which would be determined to be beneficially owned (whether directly by such person or entity or indirectly through any affiliate or otherwise) under Rule 13d-3 of the Securities and Exchange Commission as in effect on October 1, 1987, as well as all shares of the Corporation which the other entity has the right to acquire, pursuant to any agreement or otherwise.

6.           The determination of whether a proposed business combination is within the scope of this Article, including without limitation, (i) the number of shares of stock beneficially owned by any person; (ii) whether a person is an affiliate or associate of another; (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in this Article; (iv) whether the assets subject to any business combination are a substantial part of the relevant corporation's assets; (v) whether a proposed transaction is subject to the provisions of this Article; and (vi) such other matters with respect to which a determination is required under this Article, shall be made by a two-thirds majority of the Continuing Directors.  Any such determination shall be conclusive and binding for all purposes of this Article.

7.           During the time a Major Shareholder exists, a resolution to voluntarily dissolve the Corporation shall be adopted only upon (i) the consent of all of this Corporation's shareholders; or (ii) the affirmative vote of at least two-thirds of the total number of the Continuing

Directors, and the affirmative vote of the holders of at least 75 percent of the shares of the Corporation entitled to vote thereon.  If no Major Shareholder exists, this section 7 shall not apply.

8.           The shareholder vote, if any, required for any business combination not expressly subject to the super-majority voting provisions of this Article shall be such vote as may otherwise be required by applicable law and any other applicable provisions of these Restated Articles of Incorporation.

9.           Notwithstanding the foregoing provisions, in the event of any business combination with any person or entity which is a Major Shareholder, the requisite vote of the shareholders of this Corporation necessary to approve the transaction shall be 95 percent unless the terms of the transaction are such that all of the Corporation's shareholders are to receive as a result of the business combination the same amount, kind and composition of cash or securities payment on a per-share basis in exchange for their shares as was received by any other former shareholder of the Corporation whose shares were acquired during the preceding 12-month period by the Major Shareholder with whom the business combination is to be consummated.

ARTICLE V

Notwithstanding any of the provisions of these Restated Articles of Incorporation or the Restated Bylaws of the Corporation, and notwithstanding the fact that some lesser percentage may be allowed by law, any amendment, change or repeal of Articles III, IV or this Article V, or any other amendment of these Restated Articles of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of Articles III, IV and V, shall require the affirmative vote of 75 percent of the outstanding shares of Common Stock of the Corporation.

ARTICLE VI

1.            The Corporation shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent and under the circumstances permitted by the Oregon Business Corporation Act.

2.           To the fullest extent permitted by law, no director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director.  No amendment or repeal of this Article VI, nor the adoption of any provision of these Restated Articles of Incorporation inconsistent with this Article VI, shall adversely affect any right or protection of a director based upon this Article VI and existing at the time of such amendment or repeal.  No change in the law shall reduce or eliminate the rights and protections applicable at the time this provision shall become effective unless the change in the law shall specifically require such reduction or elimination.  If the Oregon Business Corporation Act is amended, after this Article VI shall become effective, to authorize corporate action further eliminating or limiting the personal liability of directors, officers, employees or agents, then the liability of directors, officers, employees or agents of this Corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended.

3.           No contract or other transaction between the Corporation and one or more of its directors or between the Corporation and any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purposes, if:  (i) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (ii) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (iii) the contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes or ratifies such contract or transaction.

4.           No shareholder shall have any preemptive right to acquire unissued or treasury shares of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.